Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

MINNICH NAMED TO KAMAN CORPORATION BOARD OF DIRECTORS

BLOOMFIELD, Connecticut (June 10, 2009) – Kaman Corp. (NASDAQ-GS:KAMN) today announced that George E. Minnich, 59, has been appointed to the Board of Directors.  The appointment of Minnich, effective immediately, increases the Kaman board to ten members.

Neal J. Keating, Chairman of the Board, President and Chief Executive Officer said, “George is a welcome addition to our board, bringing significant financial expertise and global business experience from his years as the CFO of a number of diversified global businesses."

Minnich retired as Senior Vice President and Chief Financial Officer (CFO) of ITT Corporation in 2007.  Previously, he was with United Technologies Corporation serving as Vice President and CFO of both Otis Elevator and Carrier Corporation.   He began his career at Price Waterhouse where he served as an audit partner.  He is also a member of the boards of directors at AGCO Corporation and Guilford Mills, Inc. and serves each as Chairman of the Audit Committee.

Kaman Corp., headquartered in Bloomfield, Conn. conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safing and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. Kaman is also one of the nation’s leading industrial distribution companies for power transmission, motion control, material handling and electrical components from nearly two hundred locations throughout North America.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com